                                                       REGISTRATION NO. 33-98528
                                                       RULE 424(b)(5)

                            AMENDMENT TO SUPPLEMENT
                      TO PROSPECTUS, DATED AUGUST 28, 1996

                                  PHYCOR, INC.

                                3,000,000 SHARES

                                  COMMON STOCK

                              -------------------

                  The Prospectus, dated August 28, 1996 (the "Prospectus"), to which this Amendment to Supplement, dated November 22, 1996, is attached (the "Supplement"), relates to the resale by the holders thereof of up to 3,000,000 shares of the Company's Common Stock, no par value per share ("Common Stock") of PhyCor, Inc. (the "Company"), issued upon the conversion of subordinated convertible notes issued or to be issued by the Company without registration under the Securities Act of 1933, as amended (the "Act"), in connection with the acquisition of the assets of single and multi-specialty medical clinics, the assets of individual physician practices and the assets of related businesses, including, but not limited to, management services organizations, consulting firms and other physician management companies. In addition, this Prospectus also relates to the resale by certain holders of Common Stock issued upon the exercise of options granted by the Company prior to the adoption by the Company of its stock incentive plans and warrants issued as consideration for (i) consulting or other services provided or to be provided to the Company and (ii) the execution of a management or service agreement with the Company or an affiliate.

                  This Amendment to Supplement relates to the resale, from time to time, by the physicians listed on Schedule A hereto (each a "Physician") of up to an aggregate of 44,842 shares (the "Shares") of Common Stock. The Supplement to which this Amendment relates was filed with the Commission on January 18, 1996. Pursuant to an Asset Purchase Agreement, effective as of October 1, 1994 (the "Purchase Agreement"), PhyCor of Boulder, Inc., a Tennessee corporation and wholly-owned subsidiary of the Company ("PhyCor-Boulder"), acquired substantially all of the operating assets of Boulder Medical Center, P.C., a Colorado professional corporation (the "Clinic"). In connection with this transaction, the Company issued a 7.0% Subordinated Convertible Note (the "Note") to the Clinic. On January 4, 1996, the Company issued an aggregate of 180,762 shares of Common Stock to the Clinic, upon the partial conversion of the Note. Following such partial conversion of the Note, the Clinic resold 135,918 shares of Common Stock pursuant to a supplement to the Prospectus dated January 4, 1996 and distributed the Shares to the Physicians on a pro rata basis. Terms defined in the Prospectus have the same meaning in this Amendment to Supplement unless the context otherwise requires. All share numbers used herein give effect to a three-for-two stock split of the Common Stock effected on June 14, 1996 in the form of a 50% stock dividend.

                              -------------------

         The date of this Amendment to Supplement is November 22, 1996

                  THIS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215, ATTENTION: N. CAROLYN FOREHAND, VICE PRESIDENT AND
GENERAL COUNSEL.

Selling Shareholders

                  Each Physician is licensed to practice medicine pursuant to the laws of the State of Colorado and practiced medicine through the Clinic prior to the transaction noted above. The Company, through PhyCor-Boulder, acquired substantially all of the assets of the Clinic pursuant to the Purchase Agreement. In connection therewith, the Company issued the Note to the Clinic in a transaction exempt from the registration requirements of the Act, and on January 4, 1996, the Note was partially converted into an aggregate of 180,762 shares of Common Stock. Of these shares, 135,918 shares were resold by the Clinic pursuant to a supplement to the Prospectus, dated January 4, 1996. The Shares were then distributed to the Physicians on a pro rata basis. The Shares may be resold by a Physician through a registered broker-dealer in accordance with the terms of the Prospectus. The aggregate number of Shares that may be resold by each Physician is indicated on Schedule A hereto.

Plan of Offering

                  This Amendment to Supplement relates to the reoffering, from time to time, of the Shares through a registered broker-dealer. The resale of the Shares will be effected through a registered broker-dealer in private or block transactions in the over-the-counter market (including The Nasdaq National Market System) or otherwise at fixed prices which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price, or at negotiated prices. The broker-dealer may effect such transactions by selling the Shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). As a result of the reoffering of the Shares pursuant to the Prospectus, as supplemented hereby, the Company and the respective broker-dealer may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by (or discounts allowed to) them and any profit on the resale of the Shares as principal may be deemed to be underwriting discounts and commissions.



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                                   SCHEDULE A

===============================================================================
                                                                      No. of
Name                                     Address                      Shares
-------------------------------------------------------------------------------
Carole Christensen            720 Heartstrong
                              Superior, CO  80027                     12,931
-------------------------------------------------------------------------------
Paul B. Cohen                 420 Utica Avenue
                              Boulder, CO  80304                         750
-------------------------------------------------------------------------------
William Erfling               606 Linden Park Drive                    3,000
                              Boulder, CO  80302
-------------------------------------------------------------------------------
Robert Levine                 4515 Palmer Court                        1,500
                              Niwot, CO  80503
-------------------------------------------------------------------------------
William C. Lillydahl          2150 Linden Drive                       13,621
                              Boulder, CO  80302
-------------------------------------------------------------------------------
Sherburne Macfarlan           1408 Sunshine Canyon                     6,331
                              Boulder, CO  80302
-------------------------------------------------------------------------------
Donald McCormack              3835 Orange Court                        3,750
                              Boulder, CO  80304
-------------------------------------------------------------------------------
Marilyn Newsom                58 Acorn Lane                            1,500
                              Boulder, CO  80302
-------------------------------------------------------------------------------
Stuart Schwartz               3508 22nd Street                           522
                              Boulder, CO  80304
-------------------------------------------------------------------------------
Steven Weiner                 5479 Ptarmigan Circle                      937
                              Boulder, CO  80301
-------------------------------------------------------------------------------
                                                    Total             44,842
===============================================================================





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